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NEWS

FOR IMMEDIATE RELEASE

CONTACT:
Lance McCord, CFO
THE SOURCE COMPANY
St. Louis, MO  63146
(314) 995-9040


                   THE SOURCE COMPANY ANNOUNCES ACQUISITION


ST. LOUIS, MISSOURI, JUNE 28, 1996...THE SOURCE COMPANY (NASDAQ-SORC) announced today its acquisition of Magazine Marketing Associates, Inc. of Canton, Ohio for an undisclosed amount of company stock and cash. The Source Company and Magazine Marketing provide information and marketing services to retail stores selling magazines and other periodicals.

"This acquisition is an excellent opportunity which will further enhance our management team and strengthen our presence in the north central United States, particularly in mid-sized accounts," said S. Leslie Flegel, Chairman and CEO of The Source Company. "We believe we will be able to achieve operational efficiencies with this acquisition and better service our clients due to the substantial position The Source Company holds in the periodical industry," said James W. Looman, President of Magazine marketing, Inc. who will join The Source Company as a Regional Vice President.

The Source Company is the leading provider of periodical information and related marketing services to operators of approximately 53,000 mass merchandise, grocery, convenience and pharmacy stores primarily in connection with the display, marketing and rebate collection of magazines and periodicals. With the acquired company, The Source Company's list of exclusive clients includes approximately 600 of the largest retail chains in the U.S. and Canada.

This Press Release contains forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among these risks, trends and uncertainties are those related to the ability of the Company to attract adequate capital resources to fund its growth, and the dependence of the Company on the terms of incentive programs over which it has no control. For a more complete discussion of these and other risks, trends and uncertainties, investors are directed to Exhibit 99.1 attached to the Company's Annual Report on Form 10-KSB, a copy of which may be obtained without charge by written request to the Company.